United States
Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

July 27, 2018

Date of Report

Q2EARTH, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	000-55148	20-1602779
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 Royal Palm Way, #100

Palm Beach, FL 33480

(Address of Principal Executive Offices)

(561) 693-1423

(Registrant’s Telephone Number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 27, 2018, Q2Earth Inc. (the “Company” or “Q2”) signed a definitive Stock Purchase Agreement (the “Purchase Agreement”) for the purchase of all of the outstanding capital stock of George B. Wittmer Associates Inc. (“GBWA”) from its sole shareholder. The purchase price will be paid primarily in cash with a portion of the purchase price subject to a two-year promissory note secured by the land of GBWA.

GBWA is a residual waste management and compost manufacturing company that services papermills in the southeast United States. The company’s assets include land and improvements, equipment, inventory, proprietary know-how and tradenames, contracts and customer lists. GBWA’s management and employees will remain with the company following closing of the transaction, and the company’s operations and customer contracts will continue to be operated in the same manner as before the transaction.

Closing is conditioned, among other items, on delivery of the purchase price to the seller, which will require Q2 completing its financing. The transaction is expected to close this fiscal quarter.

The summary description of the Purchase Agreement contained herein is qualified in its entirety by the Stock Purchase Agreement filed as Exhibit 10.01 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(b) Exhibits.

10.01	Stock Purchase Agreement, dated July 27, 2018[1]
99.1	Press Release, dated July 31, 2018

1 Schedules to the Stock Purchase Agreement have been excluded as they constitute confidential and proprietary company information and are not considered material to an investment decision. Such schedules will be provided to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Q2EARTH INC.

Date:	July 31, 2018	By:	/s/ Christopher Nelson
Christopher Nelson
President and General Counsel